As filed with the Securities and Exchange Commission on March 11, 2016

Registration No. 333-192294

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to the

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Carroll Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	27-5463184 (I.R.S. Employer Identification Number)

1321 Liberty Road

Sykesville, Maryland 21784

(410) 795-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Russell J. Grimes

President and Chief Executive Officer

Carroll Bancorp, Inc.

1321 Liberty Road

Sykesville, Maryland 21784

(410) 795-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frank C. Bonaventure, Esq.

Ober, Kaler, Grimes & Shriver, P.C.

100 Light Street

Baltimore, Maryland 21202

(410) 685-1120

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer☐	Accelerated filer☐
Non-accelerated filer☐	Smaller reporting company☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 3 (this “Post-Effective Amendment”) to the registration statement on Form S-1, File No. 333-192294 (the “Registration Statement”) is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the Form S-1 Registration Statement to include the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2015, the Company’s Current Reports on Form 8-K filed since December 31, 2015, and any documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this prospectus. The Registration Statement was originally declared effective by the SEC on February 6, 2014. The Registration Statement originally covered a primary offering of up to 124,982 shares of common stock and 124,982 warrants to purchase an aggregate of up to 62,491 shares of common stock, sold as Units consisting of one share of common stock and one warrant to purchase one-half of a share of common stock. As of the date of the filing of this Post-Effective Amendment, no further offering will be made of the Units registered on Form S-1. The Units offering expired on March 20, 2014. Accordingly, this Post-Effective Amendment concerns only the shares of common stock issuable upon exercise of the outstanding warrants.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 11, 2016

PRELIMINARY PROSPECTUS

CARROLL BANCORP, INC.

Up to 37,872 shares of Common Stock issuable upon exercise of 63,121 Warrants

We are offering up to 37,872 shares of our common stock that are issuable upon the exercise of 63,121 warrants with an exercise price of $13.33 per whole share, all of which are warrants we issued on March 26, 2014 as part of a public offering of Units, with each Unit consisting of one share of common stock and one warrant to purchase one-half of a share of common stock at a price of $16.00 per whole share; pursuant to a 20% dividend on our common stock paid on May 1, 2015, each warrant now represents the right to purchase .60 of a share of common stock at a price of $13.33 per whole share. No securities are being offered pursuant to this prospectus other than the shares of our common stock that will be issued upon the exercise of such warrants.

Our common stock is quoted on the OTC Market Group’s quotation system under the symbol “CROL.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and beginning on page 18 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for more information.

This prospectus does not constitute an offer or solicitation by anyone in any state or other jurisdiction in which the person making such offer or solicitation is not qualified to do so or (i) to any person located in the state of California or (ii) otherwise to any person to whom it is unlawful to make such offer or solicitation.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

 None of the Securities and Exchange Commission, Maryland Office of the Commissioner of Financial Regulation, Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [ • ].

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1
SUMMARY	2
RISK FACTORS	4
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS	4
USE OF PROCEEDS	4
DETERMINATION OF OFFERING PRICE	4
DESCRIPTION OF SECURITIES	5
PLAN OF DISTRIBUTION	10
TRANSFER AGENT	10
EXPERTS	10
LEGAL MATTERS	10
WHERE YOU CAN FIND ADDITIONAL INFORMATION	10
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	10

ABOUT THIS PROSPECTUS

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. We believe the information in this prospectus is materially complete and correct as of the date on the front cover. We cannot, however, guarantee that the information will remain correct after that date. For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any issuances of common stock pursuant to the exercise of the warrants.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our securities. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before exercising the warrants included in the Units.

This prospectus does not offer to sell, or ask for offers to buy, any of our securities in California or in any other state or other jurisdiction in which such offer or solicitation would be unlawful or where the person making the offer is not qualified to do so.

As used in this prospectus, “Carroll Bancorp,” the “Company,” “we,” “us,” and “ours” refer to Carroll Bancorp, Inc. and its subsidiaries. References to the “Bank” refer to Carroll Community Bank, a wholly owned subsidiary of Carroll Bancorp, Inc.

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, as well as the information incorporated by reference into this prospectus.

General

Carroll Bancorp, Inc. is a one-bank holding company for Carroll Community Bank. The Company is registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. As such, the Company is subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Company began operating in 2011.

At December 31, 2015, we had total assets of $151.3 million, loans outstanding, net, of $128.4 million, deposits of $122.1 million, stockholders’ equity of $16.3 million, and a book value per share of $16.65. Net income for the year ended December 31, 2015 was $271,202.

Carroll Community Bank is a state-chartered commercial bank headquartered in Sykesville, Maryland. The Bank was organized in 1870 as Sykesville Perpetual Building Association. The Association was chartered in 1887 and re-chartered and reorganized in 1907 when it became Sykesville Building Association of Carroll County. In 1985 the Association was chartered as a federal mutual savings association and in 1988 the business name changed from Sykesville Building Association of Carroll County to Sykesville Federal Savings Association. In 2010, Sykesville Federal Savings Association converted from a federal savings association to a Maryland-chartered mutual savings bank and changed its name to Carroll Community Bank. Lastly, in 2011, the Bank converted from a state-chartered mutual savings bank to a state-chartered commercial bank, a stock form of organization, pursuant to its plan of conversion of which the formation of Carroll Bancorp was a part.

Our business consists primarily of attracting and accepting deposits from the general public in the areas surrounding our offices and investing those deposits, together with funds generated from operations, primarily in commercial real estate and residential mortgage loans. Prior to 2011, as a mutual savings bank we focused on originating residential mortgage loans, but changed our strategic focus to commercial real estate loans following our conversion to a state-chartered commercial bank. We intend to continue our focus on commercial real estate loans and related products. In this regard we offer demand deposit accounts, remote deposit capture and business internet banking to support the business community. We are committed to meeting the credit needs of our community, consistent with safe and sound operations.

We offer a variety of deposit products, including savings accounts, certificates of deposit, money market accounts, business and retail noninterest and interest bearing checking accounts and individual retirement accounts. We have three full service branches with each providing an automated teller machine, or ATM, and two of which have a drive-through facility for our customers’ convenience.

We have based our strategic plan on the foundation of enhancing stockholder value, growth in market share and operating profitability. Our goals include maintaining credit quality, using technology to expand market share and implementing extensions of core banking services.

The primary market areas we serve are Carroll and Montgomery Counties and all the contiguous counties in Maryland including the Washington, D.C. metropolitan area. We are headquartered in Sykesville, Maryland, a suburban area located 20 miles west of the city of Baltimore, Maryland and 50 miles north of Washington D.C. Sykesville is located in the southeastern portion of Carroll County, close to the border of Howard and Baltimore Counties. Carroll Community Bank maintains a second branch office in the town of Westminster, located in central Carroll County. In addition, during 2015 we opened our third branch located in Bethesda, Maryland.

The strategic direction of the Bank is to shift towards entering growth markets. These markets are to the south in the Washington metropolitan area which includes Howard, Frederick and Montgomery Counties in Maryland. We have opened a branch and hired experienced commercial lenders to focus our lending efforts in this market.

As a bank holding company, Carroll Bancorp is required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Federal Reserve Board, and is subject to certain regulations of the Maryland Office of the Commissioner of Financial Regulation. Carroll Bancorp is also subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) under the federal securities laws.

As a state chartered commercial bank, Carroll Community Bank is subject to supervision and regulation of the Maryland Office of the Commissioner of Financial Regulation, and by the Federal Deposit Insurance Corporation (the “FDIC”) as the insurer of its deposits and its primary federal regulator. As a subsidiary of Carroll Bancorp, Carroll Community Bank is also regulated to a lesser extent by the Federal Reserve Board. Carroll Community Bank’s relationship with its depositors and borrowers also is regulated by state and federal law, including in matters concerning the ownership of deposit accounts and the form and content of Carroll Community Bank’s loan documents. This system of state and federal regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of stockholders. Carroll Community Bank is periodically examined by the Maryland Office of the Commissioner of Financial Regulation and the FDIC to ensure that it satisfies applicable standards with respect to its capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following examinations, the Maryland Office of the Commissioner of Financial Regulation and the FDIC prepare reports for the consideration of Carroll Community Bank’s board of directors on any operating deficiencies. The enforcement powers available to Carroll Community Bank’s federal and state banking regulators include, among other things the ability to: issue cease and desist or removal orders; terminate insurance of deposits; assess civil money penalties; issue directives to increase capital; place Carroll Community Bank into receivership; and initiate injunctive actions against Carroll Community Bank and institution-affiliated parties.

Our executive offices are located at 1321 Liberty Road, Sykesville, Maryland 21784. Our telephone number at this address is (410) 795-1900. Our website address is www.carrollcobank.com. Information on our website is not incorporated by reference into this prospectus and is not a part of this prospectus.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Information Incorporated by Reference.”

The Offering

Issuer	Carroll Bancorp, Inc.

Securities offered	37,872 shares of common stock issuable upon the exercise of 63,121 outstanding warrants.

Description of warrants

The warrants expire on March 20, 2017. Each warrant is exercisable for .60 of a share of common stock for an exercise price of $13.33 per whole share, subject to adjustment as described elsewhere in this prospectus. See “Description of Securities – Warrants.”

Shares of common stock outstanding before this offering	978,279 shares. (1)

Common stock to be outstanding after the offering	If all of the warrants are exercised, approximately 1,016,151 shares. (1)

Use of proceeds	The proceeds of this offering consist solely of the payment by warrant holders of the exercise price. We plan to use the net proceeds of this offering, if any, for general working capital purposes.

OTC Market Group QB Marketplace Symbol	CROL

Risk Factors

You should carefully read and consider the information set forth in the section entitled “Risk Factors” on page 4 of this prospectus, together with the other information contained in or incorporated by reference into this prospectus, before making a decision to invest in our securities.

(1) The number of shares of our common stock outstanding before and after the offering is based on 978,279 shares outstanding as of March 11, 2016. Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus excludes 43,134 shares of our common stock that are issuable upon outstanding options to purchase our common stock.

RISK FACTORS

You should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated by reference into this prospectus, before making an investment decision. You should also refer to the other information in this prospectus or incorporated by reference into this prospectus, including our consolidated financial statements and the related notes thereto. If any of the risks described actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common shares could decline. The risks described also include forward-looking statements and our actual results may differ substantially from those discussed in such forward-looking statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information incorporated by reference into this prospectus contains forward-looking statements that are based on expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. You should not put undue reliance on any forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We received gross proceeds from the offer and sale of the Units of approximately $2.0 million and have received gross proceeds from the exercise of warrants of $434,723.18 to date. In the event of full exercise for cash of all of the warrants that remain outstanding, we will receive additional gross proceeds of $504,833.76. The actual exercise of any of the outstanding warrants, however, is beyond our control and depends on a number of factors, including the market price of our common stock. There can be no assurance that any of the outstanding warrants will be exercised.

The principal reason for this offering is to provide shares of common stock issuable upon exercise of the warrants issued in connection with the offer and sale of the Units. While we have no specific plan for the proceeds, we expect to use the net proceeds of this offering, if any, for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

Our board of directors set the original $16.00 exercise price of the warrants equal to the subscription price of the Units in the original Unit offering, which was automatically adjusted pursuant to the 20% stock dividend paid on our common stock on May 1, 2015. In determining the subscription price, our board of directors considered a number of factors, including historical and current trading prices for our common stock, the need to offer the Units at a price that would be attractive to investors relative to the then current trading and historical trading prices for our common stock, conditions in the stock market and the financial services industry in general, financial indicators and operating ratios of Carroll Bancorp compared to peer group companies, and our need for capital. In conjunction with its review of these factors, the board of directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, the outlook for our industry, our current financial condition and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

The exercise price of the warrants is not necessarily related to our book value, tangible book value, earnings per share or any other established criteria of value and may or may not be considered the fair value of our common stock. After the date of this prospectus, our common stock may trade at prices above or below the exercise price. You should not consider the exercise price as an indication of value of our company or our common stock. You should not assume or expect that our shares of common stock will trade at or above the exercise price in any given time period. The market price of our common stock may decline during or after this offering, and you may not be able to exercise or sell the shares of our common stock. Before exercising you should make your own assessment of our business and financial condition, our prospects for the future and the terms of the warrants.

DESCRIPTION OF SECURITIES

General

Under our articles of incorporation, we are authorized to issue 9,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As March 11, 2016, we have 978,279 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The shares of common stock of Carroll Bancorp underlying the warrants represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Under applicable law, Carroll Bancorp can pay dividends on its common stock if, after giving effect to the distribution, we would be able to pay our indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Carroll Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. Carroll Community Bank is also prohibited from paying dividends that would reduce its capital below the then adjusted balance of its liquidation account. Subject to all rights of holders of any other class or series of stock, the holders of our common stock are entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If we issue shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of our common stock have exclusive voting rights in Carroll Bancorp. They elect our board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of our common stock, however, is not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If we issue shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the affirmative vote of at least two-thirds of the shares of our capital stock entitled to vote on the matter.

Liquidation. In the event of liquidation, dissolution or winding up of Carroll Bancorp, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets. If preferred stock is then outstanding the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of our common stock are not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Rights of Objecting Holders. Our articles of incorporation provide that holders of our common stock will not be able to exercise their rights to demand “fair value” in any merger, share exchange or certain other transactions, as provided under the Maryland General Corporation Law, unless the board of directors expressly grants such rights.

Other. Holders of our common stock have no conversion rights, exercise rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock.

Preferred Stock

None of our authorized shares of preferred stock will be issued as part of the offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Warrants

Common Stock Subject to Warrants. Each warrant initially represented the right to purchase one-half of a share of our common stock; pursuant to the 20% stock dividend paid on May 1, 2015, each warrant currently represents the right to purchase .60 of a share of our common stock. The number of shares deliverable upon the exercise of each warrant is subject to the adjustments described below under the heading “— Adjustments to the Warrants.”

Exercise of the Warrants. Each warrant has a three-year term and gives the holder the right to purchase .60 of a share of our common stock at an exercise price of $13.33 per whole share. All or any portion of the warrants may be exercised in whole or in part at any time or from time to time on or before 5:00 p.m., Eastern Time, on March 20, 2017, by surrender to the warrant agent of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price per share for the shares of common stock for which the warrants are being exercised. The exercise price applicable to the warrants is subject to adjustment described below under the heading “— Adjustments to the Warrants.”

Upon exercise of warrants, the shares of common stock issuable upon exercise will be issued by our transfer agent to the exercising warrantholder. Certificates representing shares issued upon exercise of warrants will be issued in the name or names designated by the exercising warrantholder and will be delivered by the transfer agent to the exercising warrantholder (or its nominee or nominees). We will at all times reserve the aggregate number of shares of our common stock for which the warrants may be exercised.

Issuance of any shares of our common stock deliverable upon the exercise of warrants will be made without charge to the warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of those shares (other than liens or charges created by a warrantholder, income and franchise taxes incurred in connection with the exercise of the warrant or taxes in respect of any transfer occurring contemporaneously therewith).

The warrants may not be exercised, however, at any time when the offer and sale of the shares of common stock issuable upon exercise of the warrants is not covered by a current and effective registration statement under the Securities Act of 1933 or if such exercise would otherwise violate a law, rule, regulation or regulatory order or agreement applicable to Carroll Bancorp. Further, we will not issue shares of common stock pursuant to the exercise of the warrants to any person who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of the date such warrants are presented for exercise, such clearance or approval has not been obtained and/or any required waiting period has not expired.

Rights as a Stockholder. The warrantholders have no rights or privileges of holders of our common stock, including any voting rights or rights to dividend payments, until (and then only to the extent) the warrants have been exercised.

Adjustments to the Warrants. The exercise price and the number shares underlying the warrants are subject to appropriate adjustment in the event of stock splits, reverse stock splits, stock dividends on our common stock, stock reclassifications and similar events affecting our common stock. In addition, if we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to the reorganization event.

Amendment. The warrants may be amended and the observance of any material term of such warrants may be waived with the consent of a majority of the holders of the warrants, provided, that the consent of each affected warrantholder is necessary for any amendment (i) to increase the exercise price or to decrease the number of shares issuable upon exercise of the warrants (other than pursuant to the terms of the adjustment provisions in the warrant certificate described above), (ii) that would shorten the time period during which the warrants are exercisable, or (iii) that would change in a manner adverse to such warrantholder the terms of the adjustment provisions in the warrant certificate described above.

Fractional Shares. No fractional shares of common stock will be issued in connection with the exercise of a warrant. If the exercise of a warrant would result in the issuance of a fractional number of shares, then the holder will be entitled to receive a cash payment equal to the market price of the common stock on the last trading day preceding the date of exercise less the pro-rated exercise price for such fractional share.

Transferability. The warrants are not transferable or assignable other than by operation of law. As a result, the warrants may only be exercised by the stockholder who purchased the Units.

Warrant Agent. The warrants were issued pursuant to a warrant agreement by and between Carroll Bancorp and Registrar and Transfer Company (now Computershare Transfer Company, NA), the warrant agent for the warrants. Under the warrant agreement, the warrant agent will act on our behalf in connection with the transfer (solely by operation of law), exchange, exercise and cancellation of the warrants and be required to maintain a registry recording the names and addresses of all registered holders of the warrants. The warrant agent received a fee in exchange for performing these duties under the warrant agreement and will be indemnified by us for liabilities not involving gross negligence, willful misconduct or bad faith and arising out of its service as warrant agent.

Governing Law. The warrants are governed by Maryland law.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws

General. A number of provisions of our articles of incorporation and bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of our articles and bylaws that might be deemed to have a potential “anti-takeover” effect. The following description of certain of the provisions of our articles and bylaws is necessarily general and reference should be made in each case to the articles and bylaws.

Directors. Our board of directors is divided into three classes. After the expiration of their initial terms pursuant to our articles of incorporation, the members of each class will be elected for a term of three years, and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including a residency requirement with respect to two-thirds of the board, an age restriction, restrictions on affiliations with competitors of Carroll Community Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

In addition, as set forth in our articles of incorporation and bylaws, and assuming we satisfy the other requirements set forth in Section 3-802(b) of the Maryland General Corporation Law (the “MGCL”), any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until the successor is elected and qualifies, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock.

Evaluation of Offers. Our articles of incorporation provide that our board of directors, when evaluating certain transactions including a merger, consolidation, exchange offer for our securities or a transaction that would or may involve a change in control of Carroll Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Carroll Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

●	the economic effect, both immediate and long-term, upon our stockholders, including stockholders, if any, who do not participate in the transaction;

●

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Carroll Bancorp and its subsidiaries and on the communities in which Carroll Bancorp and its subsidiaries operate or are located;

●	whether the proposal is acceptable based on our historical, current or projected future operating results or financial condition;

●	whether a more favorable price could be obtained for our stock or other securities in the future;

●

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Carroll Bancorp and its subsidiaries;

●	the future value of our stock or any other securities or the other entity to be involved in the proposed transaction;

●	any antitrust or other legal and regulatory issues that are raised by the proposal;

●

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

●

our ability to fulfill our objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. Our bylaws provide that special meetings of stockholders can be called only by the President, by a majority of the entire board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. Our articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. Our articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. We have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize 9,000,000 shares of common stock and 1,000,000 shares of preferred stock. We are authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. The board may also classify and reclassify any unissued shares of common stock and issue such common stock without stockholder approval. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that we have the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Carroll Bancorp that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction or common stock that would render more difficult or discourage an attempt to gain control of us. An effect of the possible issuance of common stock or preferred stock therefore may be to deter a future attempt to gain control of Carroll Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares of our stock authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by two-thirds of our board of directors and holders of two-thirds of the outstanding shares of our voting stock.

The articles of incorporation also provide that the bylaws may be amended only by a majority of our board of directors.

Extraordinary Transactions. Our articles of incorporation provide that (i) any merger or consolidation of Carroll Bancorp or any subsidiary, which includes Carroll Community Bank, in which Carroll Bancorp or the subsidiary is not the successor or surviving entity, (ii) the sale, exchange, transfer, or other disposition of all or substantially all of our assets or any subsidiary’s assets, or (iii) our dissolution or liquidation, requires approval of holders of 80% of the shares of our capital stock entitled to vote on such transaction, provided that the affirmative vote of holders of a majority of the shares of our capital stock will be sufficient if at least two-thirds of the members of the board of directors have approved the transaction.

Change in Control Regulations

Federal law requires the approval of the Federal Reserve Board prior to any person or entity, or any persons or entities acting in concert, acquiring 10% or more of our common stock, and prior to certain other actions that are deemed pursuant to regulations of the Federal Reserve Board to constitute control.

Anti-Takeover Provisions of the Maryland General Corporation Law

In addition to the provisions contained in our articles of incorporation and bylaws, the MGCL includes certain provisions applicable to us that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.

Business Combinations. Under the MGCL, certain “business combinations” between a Maryland corporation and an “Interested Stockholder” (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Maryland’s business combination statute does not apply to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, Maryland’s business combination statute does not apply to (i) a corporation that has fewer than 100 beneficial owners of its stock, unless the corporation specifically “opts in” to the business combination statute through a charter provision, or (ii) to a corporation that “opts out” of the business combination statute through a charter provision. Carroll Bancorp has not elected to “opt in” to or “opt out” of Maryland’s business combination statute through a charter provision.

Control Share Acquisitions. The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such control shares except to the extent approved by a vote of two thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one tenth or more but less than one third; (ii) one third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the holder’s voting rights with respect to the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

Unless the corporation’s charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Maryland’s control share acquisition statute does not apply to individuals or transactions that are approved or exempted (whether generally or specifically) in a charter or bylaw provision before the control share acquisition occurs. In addition, Maryland’s control share acquisition statute does not apply to a corporation that has fewer than 100 beneficial owners of its stock. Carroll Bancorp has not approved or exempted any individuals or transactions through a charter or bylaw provision.

Summary of Anti-Takeover Provisions

The foregoing provisions of our articles of incorporation and bylaws and Maryland law could have the effect of discouraging an acquisition of Carroll Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make Carroll Bancorp less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors. Our board of directors believes that these provisions are in our best interests and the best interests of our stockholders. In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, the board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits to us of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

PLAN OF DISTRIBUTION

Pursuant to the terms of the warrants, shares of common stock will be distributed to those holders who properly exercise the warrants and remit the payment of the exercise price.

TRANSFER AGENT

The transfer agent and registrar for Carroll Bancorp’s common stock is Computershare, Canton, Massachusetts.

EXPERTS

The financial statements of Carroll Bancorp for the years ended December 31, 2015 and 2014 and for each of the years in the two-year period ended December 31, 2015, appearing in Carroll Bancorp’s annual report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 8, 2016, which is incorporated by reference into this prospectus, have been so incorporated by reference in reliance on the report of Stegman & Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and certain other legal matters were passed upon for us by Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland, counsel to Carroll Bancorp.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and copies of such material can be obtained from the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are available to the public at the SEC’s website at, as well as on our Web site at www.carrollcobank.com. The information and other content contained on or linked from our Web site are not part of this prospectus unless specifically incorporated by reference herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed on March 8, 2015;

•	Our definitive Proxy Statement for use in connection with the Annual Meeting of Stockholders to be held on April 25, 2016, as filed on March 11, 2016;

•	Our Current Report on Form 8-K, as filed on February 26, 2016; and

•	All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, as amended, prior to the termination of the offering described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any additional information.

These documents may also be accessed through our website at www.carrollcobank.com or as described under “Where You Can Find Additional Information.” The information and other content contained on or linked from our Web site are not part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address or telephone number: Carroll Bancorp, Inc., 1321 Liberty Road, Sykesville, Maryland, 21784, Attention: Chief Financial Officer, (410) 795-1900 ext. 226, or via email at mgallina@carrollcobank.com.

Up to 37,872 shares of Common Stock issuable upon exercise of 63,121 Warrants

CARROLL BANCORP, INC.

PROSPECTUS

[ • ] 2016

 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.      Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred in connection with this offering.

		Amount
	SEC registration fee	$0
*	Legal fees and expenses	5,000
*	Accounting fees and expenses	2,000
	Printing fees	0
*	EDGAR fees	5,000
	Miscellaneous	0

*	Total	$12,000

*	Estimated

Item 14.     Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Carroll Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers

A.      Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation, or at its request, any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.      Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met, and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.      Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or action by the Board of Directors, or otherwise.

D.      Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.      Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.      Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability.

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.     Recent Sales of Unregistered Securities

The information required by this Item 15 is incorporated by reference from the Corporation’s Current Report on Form 8-K filed with the filed with the U.S. Securities and Exchange Commission on January 26, 2015.

Item 16.     Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)     List of Exhibits

3.1(A)	Amended & Restated Articles of Incorporation of Carroll Bancorp, Inc.
3.2(A)	Bylaws of Carroll Bancorp, Inc.
4.1(B)	Form of common stock certificate of Carroll Bancorp, Inc.
4.2*	Form of Rights Certificate
4.3*	Form of Warrant Agreement and Warrant Certificate
5*	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, regarding legality of securities being registered
10.1(A)	Carroll Community Bank Employee Stock Ownership Plan
10.1.1(E)	Second Amendment to Carroll Community Bank Employee Stock Ownership Plan
10.1.2(E)	Third Amendment to Carroll Community Bank Employee Stock Ownership Plan
10.2(B) +	Employment Agreement between Carroll Bancorp, Inc., Carroll Community Bank and Russell J. Grimes dated October 12, 2011
10.3(A) +	Form of Change in Control Agreement with Michael J. Gallina, Donna M. Frederick and George Peck
10.5(A)	Records Processing Services Agreement between Carroll Community Bank and Stifel, Nicolaus & Company, Incorporated
10.6(A)	Shopping Center Lease by and between Washington Real Estate Investment Trust and Carroll Community Bank
10.7+

Carroll Bancorp, Inc. 2011 Stock Option Plan (Incorporated by reference from Annex A to Carroll Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on March 9, 2012, file no. 000-54422)

10.8+

Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement (Incorporated by reference from Annex B to Carroll Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on March 9, 2012, file no. 000-54422)

10.9(C) +	Form of Non-Qualified Stock Option Grant Agreement under the Carroll Bancorp, Inc. 2011 Stock Option Plan
10.10(C) +	Form of Incentive Option Grant Agreement under the Carroll Bancorp, Inc. 2011 Stock Option Plan
10.11(D)+	Form of Restricted Stock Award Grant Agreement under the Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement
23.1*	Consent of Ober, Kaler, Grimes & Shriver, P.C. (contained in Opinion included as Exhibit 5)
23.2	Consent of Stegman & Company
24*	Power of Attorney (included on signature page)
99.1*	Form of Instruction as to Use of Rights Certificate
99.2*	Form of Letter to Stockholders
99.3*	Form of Letter to Brokers, Securities Dealers, Commercial Banks, Trust Companies and other Nominees
99.4*	Form of Letter to Clients who are Beneficial Owners
99.5*	Form of Nominee Holder Certification
99.6*	Form of Beneficial Owner Election Form

* Previously filed

+ Management compensatory plan, contract or arrangement

(A) Incorporated by reference from Carroll Bancorp, Inc.’s Registration Statement on Form S-1, as amended, File No. 333-172770, originally filed with the U.S. Securities and Exchange Commission on March 11, 2011.

(B) Incorporated by reference from Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, File No. 000-54422, filed with the U.S. Securities and Exchange Commission on March 9, 2012.

(C) Incorporated by reference from Carroll Bancorp, Inc.’s Registration Statement on Form S-8, File No. 333-186267, filed with the U.S. Securities and Exchange Commission on January 29, 2013.

(D) Incorporated by reference from Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, File No. 000-54422, filed with the U.S. Securities and Exchange Commission on March 10, 2014.

(E) Incorporated by reference from Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, File No. 000-54422, filed with the U.S. Securities and Exchange Commission on March 8, 2016.

(b)     Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the financial statements or related notes.

Item 17.          Undertakings:

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchase.

(7)     That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)     That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Sykesville, State of Maryland on March 11, 2016.

CARROLL BANCORP, INC.

By:     /s/ Russell J. Grimes

Russell J. Grimes

President, Chief Executive Officer and Director (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Russell J. Grimes	President, Chief Executive Officer and Director	March 11, 2016
Russell J. Grimes	(Principal Executive Officer)
/s/ Michael J. Gallina	Chief Financial Officer and Treasurer	March 11, 2016
Michael J. Gallina	(Principal Financial and Accounting Officer)
*	Chairman of the Board	March 11, 2016
C. Todd Brown
*	Director	March 11, 2016
R. Wayne Barnes
*	Director	March 11, 2016
Gilbert L. Fleming
*	Vice-Chairman	March 11, 2016
Brian L. Haight
*	Director	March 11, 2016
Nancy L. Parker
	Director	_____________
Barry J. Renbaum
*	Director	March 11, 2016
Robin L. Weisse
*	Director	March 11, 2016
Mark S. Zinnamosca

* As Attorney-in-fact

By: /s/ Russell J. Grimes

       Russell J. Grimes

Exhibit Index

3.1(A)	Amended & Restated Articles of Incorporation of Carroll Bancorp, Inc.
3.2(A)	Bylaws of Carroll Bancorp, Inc.
4.1(B)	Form of common stock certificate of Carroll Bancorp, Inc.
4.2*	Form of Rights Certificate
4.3*	Form of Warrant Agreement and Warrant Certificate
5*	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, regarding legality of securities being registered
10.1(A)	Carroll Community Bank Employee Stock Ownership Plan
10.1.1(E)	Second Amendment to Carroll Community Bank Employee Stock Ownership Plan
10.1.2(E)	Third Amendment to Carroll Community Bank Employee Stock Ownership Plan
10.2(B) +	Employment Agreement between Carroll Bancorp, Inc., Carroll Community Bank and Russell J. Grimes dated October 12, 2011
10.3(A) +	Form of Change in Control Agreement with Michael J. Gallina, Donna M. Frederick and George Peck
10.5(A)	Records Processing Services Agreement between Carroll Community Bank and Stifel, Nicolaus & Company, Incorporated
10.6(A)	Shopping Center Lease by and between Washington Real Estate Investment Trust and Carroll Community Bank
10.7+

Carroll Bancorp, Inc. 2011 Stock Option Plan (Incorporated by reference from Annex A to Carroll Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on March 9, 2012, file no. 000-54422)

10.8+

Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement (Incorporated by reference from Annex B to Carroll Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission on March 9, 2012, file no. 000-54422)

10.9(C) +	Form of Non-Qualified Stock Option Grant Agreement under the Carroll Bancorp, Inc. 2011 Stock Option Plan
10.10(C) +	Form of Incentive Option Grant Agreement under the Carroll Bancorp, Inc. 2011 Stock Option Plan
10.11(D)+	Form of Restricted Stock Award Grant Agreement under the Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement
23.1*	Consent of Ober, Kaler, Grimes & Shriver, P.C. (contained in Opinion included as Exhibit 5)
23.2	Consent of Stegman & Company
24*	Power of Attorney (included on signature page)
99.1*	Form of Instruction as to Use of Rights Certificate
99.2*	Form of Letter to Stockholders
99.3*	Form of Letter to Brokers, Securities Dealers, Commercial Banks, Trust Companies and other Nominees
99.4*	Form of Letter to Clients who are Beneficial Owners
99.5*	Form of Nominee Holder Certification
99.6*	Form of Beneficial Owner Election Form

* Previously filed

+ Management compensatory plan, contract or arrangement

(A) Incorporated by reference from Carroll Bancorp, Inc.’s Registration Statement on Form S-1, as amended, File No. 333-172770, originally filed with the U.S. Securities and Exchange Commission on March 11, 2011.

(B) Incorporated by reference from Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, File No. 000-54422, filed with the U.S. Securities and Exchange Commission on March 9, 2012.

(C) Incorporated by reference from Carroll Bancorp, Inc.’s Registration Statement on Form S-8, File No. 333-186267, filed with the U.S. Securities and Exchange Commission on January 29, 2013.

(D) Incorporated by reference from Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, File No. 000-54422, filed with the U.S. Securities and Exchange Commission on March 10, 2014.

(E) Incorporated by reference from Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, File No. 000-54422, filed with the U.S. Securities and Exchange Commission on March 8, 2016.